EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Stellar Biotechnologies, Inc. of our report dated November 14, 2014, relating to the consolidated financial statements of Stellar Biotechnologies, Inc. for the years ended August 31, 2013 and 2012, which report appears in the Annual Report on Form 10-K of Stellar Biotechnologies, Inc. for the year ended August 31, 2014, and to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ D&H GROUP, LLP

Chartered Accountants

Vancouver, British Columbia

April 23, 2015